Exhibit 99.2

“2.2
Number of Directors; Qualification. The exact number of directors of the corporation shall be five (5) until amended in accordance with these Bylaws. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires. No director need be a shareholder of the corporation or a resident of Washington. Each director must be at least eighteen (18) years of age.”